UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

SPACEDEV, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-28947	84-1374613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13855 Stowe Drive, Poway, California 92064
(Address of principal executive offices, with zip code)

(858) 375-2000
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.

On June 29, 2007, we issued 500,000 shares of common stock to Laurus Master Fund Ltd. upon Laurus’ exercise of 500,000 warrants for $290,000 cash; i.e., at a specially reduced exercise price of $0.58 per share. These warrants had been issued to Laurus and other purchasers as part of a series of 1,135,138 warrants in connection with the securities purchase agreement relating to the issuance of our Series D-1 Preferred Stock in January 2006; in previous filings we have referred to this series of warrants as the “common stock warrants.” The original exercise price of such warrants was $1.51 per share. On May 31, 2007, we offered to the holders of these warrants the opportunity to exercise the warrants at a specially reduced price to be calculated as 80% times the volume weighted average price of our common stock for the 20 trading days preceding the warrantholder’s acceptance of the offer. Although this written offer expired by its terms on June 15, 2007, we orally renewed the offer to June 29, 2007 and Laurus accepted (as to 500,000 of the 639,203 warrants of this series owned by Laurus) the orally renewed offer on June 29, 2007; the VWAP for the 20 trading days preceding June 29, 2007 was $0.725 per share. Due to a ratchet antidilution provision in the warrants of this series, the exercise price of the remaining 635,138 warrants of the series (including the remaining 139,203 warrants of this series owned by Laurus) has been reduced to $0.58 per share as a result of this transaction, and otherwise the remaining warrants remain in full force and effect in accordance with their original terms.

The issuance of these shares was exempt from the Securities Act registration requirements by virtue of Section 4(2) of the Securities Act.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                SPACEDEV, INC.

                    Date: July 6, 2007               By: /s/ Richard B. Slansky
                                   Richard B. Slansky
                                        President and Chief Financial Officer